EXHIBIT 99.1

May 29, 2009

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Grace Yoon, Bank of America, 1.212.449.7323

Reporters May Contact:

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Temple Sloan Resigns From Bank of America Board

CHARLOTTE – Bank of America Corporation today said that O. Temple Sloan, Jr. has resigned from the Board of Directors, effective May 26, 2009.

Sloan had served the company for 13 years as a director and most recently was the Lead Director. He submitted his resignation to Walter E. Massey, chairman of the Bank of America Board of Directors.

Sloan most recently served as the chairman of both the Executive Committee and Compensation and Benefits Committee. He was also a member of the Corporate Governance Committee.

“Temple has been a trusted adviser who has made an invaluable contribution to the success of our company,” said Kenneth D. Lewis, chief executive officer and president. “We will miss his counsel and his leadership.”

“We thank Temple for his long and distinguished service to our company,” Massey said. “He has been a major contributor as our company moved to a nationwide and then global enterprise.”

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 55 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,500 ATMs and award-winning online banking with nearly 30 million active users. Bank of America is among the world’s leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

www.bankofamerica.com

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